Exhibit 4

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS BY REASON OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAWS. THE WARRANT IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT DATED AS OF MAY 15, 1998 AMONG QUEST DIAGNOSTICS INCORPORATED, PREMIER CLINICAL LABORATORY SERVICES, INC., AND PREMIER LABORATORY SERVICES LIMITED PARTNERSHIP


                                     WARRANT


                                                          Exercisable Only On or
                                                        After August 1, 1998 and
                                                             Before May 15, 2008

                         QUEST DIAGNOSTICS INCORPORATED

    This certifies that, for value received, Premier Laboratory Services Limited Partnership, a North Carolina limited partnership ("Premier"), or its registered assigns, is entitled to subscribe for and purchase, at any time and from time to time during the Effective Period, a number of shares of duly authorized, validly issued, fully paid and non-assessable Common Stock, including fractional shares, equal to the Warrant Shares at an initial exercise price of $20.146 per share, subject to adjustment as hereinafter provided, upon the terms and subject to the conditions hereinafter set forth.

1. Definitions. For the purposes of this Warrant, the following terms have the meanings indicated:

    "Additional Shares of Common Stock" means all shares of Common Stock issued by the Corporation after May 15, 1998 other than (a) Common Stock issued to Premier or as otherwise contemplated by the Master Agreement, and (b) Common Stock issued pursuant to (i) the Corporation's Non-Employee Director Stock Option Plan, the Employee Equity Participation Program (whether as restricted stock or pursuant to Options or otherwise) and any successor stock option plan or equity participation program that is approved by the shareholders of the Corporation, (ii) the Corporation's Employee Stock Purchase Plan and any successor plan that provides a discount not greater than the discount provided under the Employee Stock Purchase Plan as of the date of this Agreement, (iii) the Corporation's Profit Sharing (401K) Plan and any other employee benefit plan of the Corporation that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended and (iv) any other employee benefit plan (but only in this clause (iv) to the extent that the Fair Market Value of the Common Stock issued under such plan is expensed on the Corporation's consolidated statements of operations).

    "Common Stock" means the Corporation's Common Stock, par value $0.01 per share, and, in the case of a reclassification, recapitalization or other similar change in such Common Stock or in the case of a consolidation or merger of the Corporation with or into another Person, such consideration to which a holder of a share of Common Stock would have been entitled upon the occurrence of such event.

    "Convertible Securities" means evidences of indebtedness, shares of Stock or other securities (excluding Options) which are or may be at any time convertible into or exchangeable for shares of Common Stock, including, without limitation, any shares of the Corporation's preferred stock which are convertible into or exchangeable for shares of Common Stock. The term "Convertible Security" means one of the Convertible Securities.

    "Corporation" means Quest Diagnostics Incorporated, a Delaware corporation, and its successors and assigns.

    "Effective Date" means May 15, 1998.

    "Effective Period" means the period beginning on the Effective Date at 9:00 a.m. New York time and ending on May 15, 2008 at 5:00 p.m. New York time.

    "Exercise Date" means the date on which the Corporation receives from an exercising Holder this Warrant and the subscription form attached hereto as Exhibit A together with, if applicable, the exercise price as required by
Section 3.3.1 hereof.

    "Fair Market Value" of a share of Common Stock as of any date means, as of any date, the closing sales price of a share of Common Stock on the New York Stock Exchange composite transactions list on such date (or if no sale took place on such exchange on such date, the closing sales price on such exchange on the most recent preceding date on which a sale took place). If the Common Stock is no longer listed on the New York Stock Exchange, the Fair Market Value of Common Stock shall be determined by the closing sales price on the stock exchange, including NASDAQ, upon which the Common Stock is then listed or regularly traded or if not so listed or regularly traded on any securities exchange, the Fair Market Value of the Common Stock shall be determined by a member firm of the New York Stock Exchange selected by the Corporation and approved by the Holder. If the Corporation and the Holder are unable to agree on the selection of a member firm, then the issue of selection of a member firm shall be submitted to the American Arbitration Association.

    "Holder" means Premier Laboratory Services Limited Partnership, a North Carolina limited partnership, as the original registered holder of this Warrant, and any registered permitted transferee of a Holder.

    "Master Agreement" means the Master Agreement dated as of May 15, 1998 among the Corporation, Premier Clinical Laboratory Services, Inc. and Holder.

    "Member" has the meaning set forth in the Reference Agreement.

    "Option" means any warrant, option or other right to subscribe for or purchase any

 Additional Shares of Common Stock or any Convertible Security.

    "Person" means an individual, corporation, partnership, trust, unincorporated organization, limited liability company, limited liability partnership, government body or agency or political subdivision thereof, association, sole proprietorship or any other form of entity not specifically listed herein.

    "Reference Agreement" means the Group Purchasing Reference Agreement dated as of the date hereof between the Corporation and the Holder.

    "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute then in effect.

    "Stock" will include any and all shares, interests or other equivalents (however designated) of, or participation in, the capital stock of the Corporation of any class.

    "Subsidiary" means any corporation at least 50% of whose outstanding capital stock will at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

    "Trading Day" means any day that the New York Stock Exchange is open for trading.

    "Warrant" means this Warrant.

    "Warrant Price" will initially mean $20.146 per share of Common Stock and thereafter such other price as will result from the adjustments specified in
Section 5 hereof.

    "Warrant Shares" will initially mean one hundred sixty nine thousand nine hundred ninety six (169,996) shares of Common Stock and thereafter such number of shares of Common Stock as will result from the adjustments specified in
Section 5.

    "Warrant Spread" as of any date means the difference between (i) the Fair Market Value of a share of Common Stock as of that date and (ii) the Warrant Price.

2. Duration. The right to exercise this Warrant to subscribe for and purchase shares of Common Stock represented hereby will commence on the Effective Date and will expire at the end of the Effective Period.

3. Vesting; Method of Exercise; Payment; Issuance of New Warrant.

3.1 Vesting. During the term provided in Section 2, the Holder hereof may exercise this Warrant only to the extent that the Warrant Shares will have vested. The Warrant Shares will become exercisable as follows on the following dates:


        Vesting Date         % of Warrant Exercisable     Incremental Shares    Cumulative
        ------------         ------------------------     ------------------    ----------
        August 1, 1998       10                           17,000
        May 15, 1999         10                           16,999                33,999
        May 15, 2000         10                           17,000                50,999
        May 15, 2001         10                           16,999                67,998
        May 15, 2002         10                           17,000                84,998
        May 15, 2003         10                           17,000                101,998
        May 15, 2004         10                           17,000                118,998
        May 15, 2005         10                           16,999                135,997
        May 15, 2006         10                           17,000                152,997
        May 15, 2007         10                           16,999                169,996


Subject to the vesting provisions of this Section 3.1, the purchase right represented by this Warrant may be exercised at any time during the Effective Period. However, in the event that the Reference Agreement is terminated for any reason prior to December 31, 2003, this Warrant will be exercisable during the Effective Period only to the extent that the Warrant was exercisable at the date that the Reference Agreement was terminated. Notwithstanding anything contained herein to the contrary, all Warrant Shares will vest immediately upon the occurrence of the events set forth in the last sentence of Section 5.5 of the Master Agreement.

3.2 Notice of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by delivery to the Corporation at its office at One Malcolm Avenue, Teterboro, New Jersey 07608, Attention: Corporate Secretary (or such other address as the Corporation may specify to the Holder from time to time), of (a) a written notice of the Holder's election to exercise this Warrant, substantially in the form of the subscription notice attached to this Warrant as Exhibit A, duly executed by the Holder, (b) payment of the Warrant Price in the manner provided in Section 3.3, and (c) this Warrant. In the event of any exercise of the rights represented by this Warrant, (x) certificates for the shares of Common Stock so purchased will be dated the first Trading Date following the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding three (3) Trading Days after such exercise, and the Holder hereof will be deemed for all purposes to be the Holder of the shares of Common Stock so purchased as of the first Trading Date following the date of such exercise, and (y) unless this Warrant has expired, a new Warrant representing the number of shares, if any, with respect to which this Warrant will not then have been exercised will also be issued to the Holder hereof within such time. Any such warrant will be dated the date hereof and will be identical with this Warrant except as to the number of shares of Common Stock issuable pursuant thereto.

3.3 Manner of Exercise. Subject to the provisions of this Warrant, this Warrant may be exercised in the manner set forth in either Section 3.3.1 or Section
3.3.2 below:

    3.3.1 Cash. Upon presentation to the Corporation at the office specified in
Section 3.2 of this Warrant with the subscription notice attached to this Warrant as Exhibit A duly completed, indicating a cash exercise and signed by the Holder, and upon payment of an amount equal to the product of the Warrant Price and the number of shares of Common Stock to be purchased, by, at the option of the Holder, (a) wire transfer to an account in a bank located in the United States designated for such purpose by the Corporation or (b) certified or official bank check, the Corporation will issue and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate consistent with the terms of the Master Agreement, a certificate for the shares of Common Stock issued upon such exercise.

    3.3.2 Cashless. (a) Upon presentation to the Corporation at the office specified in Section 3.2 of this Warrant with the subscription notice attached to this Warrant as Exhibit A duly completed, indicating a non-cash exercise under this Section 3.3.2(a) and signed by the Holder, the Corporation will issue and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate consistent with the terms of the Master Agreement, a certificate for a number of shares of Common Stock equal to the result of dividing (a) the product of (i) the number of shares of Common Stock for which this Warrant may be exercised and (ii) the Warrant Spread on the Exercise Date, by (b) the Fair Market Value of a share of Common Stock on the Exercise Date.

    (b) Upon presentation to the Corporation at the office specified in Section
3.2 of this Warrant with the subscription notice attached to this Warrant as Exhibit A duly completed, indicating a non-cash exercise under this Section 3.3.2(b) and signed by the Holder, and upon the delivery to the Corporation of that number of shares of Common Stock having an aggregate Fair Market Value as of the Exercise Date equal to the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise, the Corporation will issue and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate consistent with the terms of the Master Agreement, a certificate for the shares of Common Stock issued upon such exercise.

3.4 Listing. The Corporation will, at its own expense, from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents, orders and approvals of governmental agencies and authorities which are or become required or necessary so that any Common Stock, immediately upon its issuance upon the exercise of this Warrant, will be listed on each securities exchange, NASDAQ or other quotation services, if any, on which Common Stock of the Corporation is then listed.

4. Stock Fully Paid; Reservation of Shares.

4.1 Stock Fully Paid. The Corporation covenants and agrees that all shares of Common Stock which may be issued upon the exercise of this Warrant will, upon issuance in accordance with Section 3.3 hereof, be fully paid and non-assessable and free from all taxes, liens and charges with respect to issuance (excluding any income or other taxes) and free of preemptive rights. The Corporation further covenants and agrees that during the Exercise Period, the Corporation will at all times have authorized and reserved for the purpose of the issue upon exercise of this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If the Warrant Price is at any time less than the par value of the Common Stock, the Corporation also covenants and agrees to cause to be taken such action (whether by decreasing the par value of the Common Stock, the conversion of the Common Stock from par value to no par value, or otherwise) as will permit the exercise of this Warrant without any additional payment by the Holder hereof (other than payment of the Warrant Price and applicable transfer taxes, if any), which Common Stock, upon such issuance, will be fully paid and non-assessable.

4.2 Reservation of Shares. The Corporation will not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder hereof against impairment. Without limiting the generality of the foregoing, the Corporation will (a) not increase the par value of any shares of Common Stock above the amount payable therefor upon the exercise of this Warrant and the issuance of the Common Stock immediately prior to such increase in par value and (b) take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock, free and clear of preemptive rights and any liens, claims, encumbrances and restrictions (other than as provided herein) upon the exercise of this Warrant.

4.3 Fractional Interests, The Corporation will not be required to issue fractional Warrant Shares on the exercise of this Warrant. If (a) any fraction of a Warrant Share would, except for the provisions of this Section 4.3, be issuable on the exercise of this Warrant (or specified portion thereof), and (b) the Holder has paid the amount due upon such exercise with respect to such fractional share, then the Corporation will return to such Holder the amount so paid with respect to such fractional Warrant Share.

5. Adjustment of Purchase Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the amount of the Warrant Price will be subject to adjustment from time to time upon the happening of certain events and in each case as if this Warrant were fully vested as follows:

    5.1 Recapitalization, Reorganization, Reclassification, Consolidation or Merger. In the event of any recapitalization or reorganization, or any consolidation of the Corporation with, or a merger of the Corporation into, any other Person, or a sale or lease or other transfer of all or substantially all of the assets of the Corporation, or a distribution by the Corporation of its assets with respect to the Common Stock as a liquidating or partial liquidating dividend, the Holder will have the right thereafter to exercise this Warrant for the acquisition of the kind and amount of shares of stock or other securities and property to which the Holder would have been entitled if the Holder had purchased Common Stock of the Corporation by the full exercise of this Warrant immediately prior to any such event and the Corporation will make lawful provision therefor as part of such event. The Corporation will not effect any such consolidation, merger, sale, lease or other transfer involving another Person unless, upon or prior to the consummation thereof the successor Person or the Person to which the property of the Corporation has been consolidated, merged, sold, leased or otherwise transferred, will assume by written instrument the obligation to deliver to the Holder such shares of stock, securities, cash or property as in accordance with the foregoing provisions the Holder will be entitled to receive.

    5.2 Subdivision or Combination of Shares. If the Corporation, at any time while this Warrant is outstanding, will subdivide or combine any class or classes of its Common Stock, the Warrant Price will be adjusted, as at the date the Corporation will take a record of the holders of such class or classes of Common Stock for the purpose of such subdivision or combination (or if no such record is taken, as at the date of such subdivision or combination), to that price determined by multiplying the Warrant Price in effect immediately prior to the record date (or if no such record is taken, then immediately prior to such subdivision or combination), by a fraction, the numerator of which will be the total number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which will be the total number of shares of Common Stock outstanding immediately after such subdivision or combination (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection therewith). Upon each adjustment in the Warrant Price pursuant to any provision of this Section 5.2, the number of shares of Common Stock purchasable hereunder will be adjusted to the product obtained by multiplying the number of such shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which will be the Warrant Price immediately prior to such adjustment and the denominator of which will be the Warrant Price immediately thereafter.

    5.3 Issuance of Additional Shares of Common Stock; Stock Dividends. If the Corporation, at any time while this Warrant is outstanding, will issue any Additional Shares of Common Stock, including shares issued as a Common Stock distribution or dividend (otherwise than as provided in Section 5.1 and 5.2) at a price per share less than Fair Market Value as of the date immediately prior to such issuance (or in the case of a distribution or dividend, as of the record date therefore, or in the case of an acquisition in which the consideration involves in whole or in part the issuance of Common Stock, the date as of which the consideration is agreed to), then the number of shares of Common Stock purchasable upon exercise of this Warrant will be adjusted by multiplying the number of shares of Common Stock subject to purchase upon exercise of this Warrant by a fraction, the numerator of which will be the total number of shares of Common Stock outstanding (including shares issuable upon exercise or conversion of outstanding Convertible Securities) immediately prior to such issuance of Additional Shares of Common Stock issued plus the number of Additional Shares of Common Stock so issued, and the denominator of which shall be an amount equal to the sum of (a) the number of shares of Common Stock outstanding (including shares issuable upon exercise or conversion of outstanding Convertible Securities) immediately prior to such issuance of Additional Shares of Common Stock plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Corporation (determined as provided in Section 5.6 hereof) for such issuance of Additional Shares of Common Stock would buy at the Fair Market Value thereof as of the date immediately prior to such issuance. In the event of any such adjustment, the Warrant Price will be adjusted to a number determined by dividing the Warrant Price immediately prior to such issuance of Additional Shares of Common Stock by the fraction used for purposes of the aforementioned adjustment. This Section 5.3 will not apply under any of the circumstances for which an adjustment is provided in Sections 5.1, 5.2 or 5.4. No adjustment will be made under this Section 5.3 upon the issuance of any Additional Shares of Common Stock which are issued pursuant to any Options or Convertible Securities if (a) upon the issuance of any Options or Convertible Securities any such adjustment has previously been made pursuant to
Section 5.4 or (b) no adjustment was required pursuant to Section 5.4. The provisions of this Section 5.3, including by operation of Section 5.4 below, will not operate to increase the Warrant Price or to reduce the number of shares of Common Stock subject to purchase upon exercise of this Warrant.

5.4 Issuance of Options or Convertible Securities.

    5.4.1 Issuance of Options below Fair Market Value. If the Corporation will, at any time while this Warrant is outstanding, issue any Options, whether or not such Options or the rights to convert or exchange any Convertible Securities issuable upon exercise of such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of Convertible Securities issuable upon exercise of such Options (determined by dividing (a) the aggregate amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) is less than the Fair Market Value per share of outstanding Common Stock of the Corporation on the date immediately prior to the granting of such Options or immediately prior to the date of announcement thereof (whichever is less), then for purposes of Section 5.3 hereof, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options will be deemed to have been issued as of the date of granting of such Options and thereafter will be deemed to be outstanding and the Corporation will be deemed to have received as consideration such price per share, determined as provided above, therefor. Except as otherwise provided in Section
5.4.3 hereof, no additional adjustment of the number of shares of Common Stock purchasable upon the exercise of this Warrant or of the Warrant Price will be made upon the actual exercise of such Options or upon conversion or exchange of such Convertible Securities. No adjustment will be made under this Section 5.4.1 with respect to Options issued by the Corporation in an acquisition in exchange for options previously issued by the issuer being acquired provided that the exercise price and number of Options issued by the Corporation in such acquisition are determined in a manner so as to preserve the investment basis and intrinsic gain associated with the Options being canceled.

    5.4.2 Issuance of Convertible Securities below Fair Market Value. If the Corporation will after the date of issuance of the Warrant issue any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (a) the aggregate amount received or receivable by the Corporation as consideration for such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares Common Stock issuable upon the conversion or exchange of all such Convertible Securities) will be less than the Fair Market Value per share of outstanding Common Stock of the Corporation on the date immediately prior to such issuance of such Convertible Securities or on the date immediately prior to the announcement thereof (whichever is less), then for purposes of Section 5.3 hereof, the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities will be deemed to have been issued as of the date of the issuance of such Convertible Securities and thereafter will be deemed to be outstanding and the Corporation will be deemed to have received as consideration such price per share, determined as provided above, therefore. Except as otherwise provided in
Section 5.4.3 hereof, no additional adjustment of the number of shares of Common stock purchasable upon the exercise of this Warrant or of the Warrant Price will be made upon the conversion or exchange of such Convertible Securities. No adjustment will be made under this Section 5.4.2 with respect to Convertible Securities issued by the Corporation in an acquisition in exchange for convertible securities previously issued by the issuer being acquired provided that the exercise price and number of Convertible Securities issued by the Corporation in such acquisition are determined in a manner so as to preserve the investment basis and intrinsic gain associated with the Convertible Securities being canceled.

    5.4.3. Change in Terms. If the purchase price provided for in any Option referred to in Section 5.4.1 hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5.4.1 or 5.4.2 hereof or in the rate at which any Convertible Securities referred to in Section 5.4.1 or 5.4.2 hereof are convertible into or exchangeable for Common Stock will change at any time (other than under or by reason of provisions designed to protect against, and having the effect of protecting against, dilution upon an event which results in a related adjustment pursuant to this Section 5), the number of shares of Common Stock purchasable upon exercise of this Warrant and the Warrant Price then in effect will forthwith be readjusted (effective only with respect to any exercise of this Warrant after such readjustment) to the number of shares of Common Stock purchasable upon exercise of this Warrant and the Warrant Price which would then be in effect had the adjustment made upon the issuance of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be; provided, however, that such readjustment will give effect to such change only with respect to such Options and Convertible Securities as then remain outstanding. If, at any time after any adjustment or readjustment of the number of shares of Common Stock purchasable upon exercise of this Warrant or the Warrant Price will have been made pursuant to this Section 5.4, the right of conversion, exercise or exchange of such Option or Convertible Securities will expire or terminate and the right of conversion, exercise or exchange in respect of a portion of such Option or Convertible Securities will not have been exercised, such previous adjustment will be rescinded and annulled. Thereupon, a recomputation will be made of the effect of such Option or Convertible Securities on the basis of treating the number of shares of Common Stock, if any, theretofore actually issued or issuable pursuant to the previous exercise of such right of conversion, exercise or exchange as having been issued on the date or dates of such conversion, exercise or exchange and for the consideration actually received and receivable therefor, and treating any such Option or Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of any such issuance for the consideration per share for which shares of Common Stock are issuable under such Option or Convertible Securities; and, if and to the extent called for by the foregoing provisions of this Section 5.4.3 on the basis aforesaid, a new adjustment of the number of shares of Common Stock purchasable upon exercise of this Warrant and the Warrant Price will be made, which new adjustment will supersede (effective only with respect to any exercise of this Warrant after such readjustment) the previous adjustment so rescinded and annulled.

    5.4.4. Stock Dividends or other Distributions. If the Corporation will after the date of issuance of this Warrant pay a dividend or make any other distribution upon any capital stock of the Corporation payable in Common Stock, Options or Convertible Securities, then, for purposes of Section 5.3 and this
Section 5.4, such Common Stock, Options or Convertible Securities, as the case may be, will be deemed to have been issued or sold without consideration. However, notwithstanding any provision to the contrary, no adjustment in the number of Warrant Shares purchasable upon the exercise of this Warrant or the Warrant Price need be made under Section 5.3 as a result of any such dividend or distribution if the Corporation issues or distributes to each Holder of this Warrant script or other documentation entitling the Holder upon exercise of this Warrant to receive the securities or property which each Holder of this Warrant would have been entitled to receive had the Warrant been exercised prior to the happening of such event or the record date with respect thereto. No adjustment need be made for a change in the par value of the Warrant Shares.

    5.5 Subscription Rights. If at any time the Corporation grants its shareholders any right to subscribe pro rata for additional securities of the Corporation or any Subsidiary, whether Common Stock, Options, Convertible Securities, or other classifications, or for any other securities or interests that the Holder would have been entitled to subscribe for if, immediately prior to such grant, the Holder had exercised this Warrant, and if such action by the Corporation does not result in a readjustment of the number of Warrant Shares or in the Warrant Price under any other subsection of this Section 5, then the Corporation will also grant to the Holder the same subscription rights that the Holder would be entitled to if the Holder had exercised this Warrant in full (without regard to vesting) immediately prior to such grant, but such subscription rights will be exercisable only coincident with (and only to the extent of) the exercise of this Warrant.

    5.6 Computation of Consideration. The consideration received by the Corporation will be deemed to be the following: to the extent that any Additional Shares of Common Stock, Options or Convertible Securities will be issued for cash consideration, the consideration received by the Corporation therefore; or, if such Additional Shares of Common Stock, Options or Convertible Securities are offered by the Corporation for subscription, the subscription price; or if such Additional Shares of Common Stock, Options or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued dividends and without deduction of any compensation, discounts, commissions, or expenses paid or incurred by the Corporation for or in connection with the underwriting thereof or otherwise in connection with the issue thereof. The consideration for any Additional Shares of Common Stock issuable pursuant to any Options or Convertible Securities will be the consideration received by the Corporation for issuing such Options or Convertible Securities, plus the additional consideration payable to the Corporation upon the exercise, conversion or exchange of such Options or Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock, Options or Convertible Securities in payment or satisfaction of any dividend upon any class of stock other than Common Stock, the Corporation will be deemed to have received for such Additional Shares of Common Stock, Options or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid will be other than cash (such as an acquisition in which the consideration involves in whole or in part the issuance of Common Stock), the Board of Directors of the Corporation will determine in good faith the fair market value of such consideration and promptly notify the Holder of its determination of the fair market value of such consideration.

    5.7 Treasury Shares. In making any adjustments in the Warrant Price hereinbefore provided in this Section 5, the number of shares of Common Stock at any time outstanding will not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or any of its Subsidiaries.

    5.8 Other Action Affecting Common Stock. In case after the date hereof the Corporation will take any action affecting its Common Stock, other than an action described in any of the foregoing Sections 5.1 through 5.7, inclusive, and the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the intent and principles of this Section 5, then the Warrant Price will be adjusted in such manner as the Board of Directors of the Corporation will in good faith determine to be equitable in the circumstances.

    5.9 De Minimis Adjustment Notwithstanding any provision to the contrary, no adjustment in the number of Warrant Shares purchasable hereunder or the Warrant Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of this Warrant; provided, however, that any adjustments which by reason of this Section 5.9 are not required to be made will be carried forward and taken into account in any subsequent adjustment. All calculations will be made to the nearest one-thousandth of a share.

6. Notice of Certain Events, Adjustments.

    6.1 Prior Notice of Certain Events. The Corporation will deliver (by first class mail postage prepaid) to the Holder of this Warrant written notice at least ten (10) days prior to the occurrence of the following events:

        (a) the date on which a record is to be taken for the purpose of any dividend, distribution or grant of rights, or, if a record is not to be taken, the date as of which the shareholders of Common Stock of record to be entitled to such dividend, distribution or grant of rights are to be determined;

        (b) the date on which a record is to be taken for the purpose of determining shareholders of Common Stock entitled to vote on any reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or purchase, retirement or redemption; and

        (c) the date, if any, as of which holders of record of the Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, purchase, retirement or redemption.

    6.2 Notice of Adjustments. If any circumstance or adjustment described in Sections 5.1, 5.2, 5.3 or 5.4 hereof occurs, then within ten (10) days after such adjustment, the Corporation will deliver (by first class mail postage prepaid) to the Holder of this Warrant notice thereof, and will state in reasonable detail (a) the event requiring any adjustment to whether the Warrant Price or the number of shares of Common Stock purchasable upon exercise of this

Warrant, (b) the amount of the adjustment, (c) the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Corporation made any determination hereunder), and (d) the Warrant Price and number of shares of Common Stock purchasable hereunder after giving effect to such adjustment.

    7. Restrictions on Transferability. The Warrant and the Common Stock issued upon exercise of the Warrant may not be transferred, hypothecated or assigned except to the extent permitted by Section 8.3 of the Master Agreement. The Holder, by acceptance of this Warrant, agrees to be bound by the provisions of
Section 8.3 of the Master Agreement. Subject to compliance with this Section 8.3 of the Master Agreement, this Warrant may be transferred on the books of the Corporation by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant at the principal office of the Corporation, properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant is exchangeable at the aforesaid principal office of the Corporation for a Warrant for the purchase of the same aggregate number of shares of Common Stock, each new warrant to represent the right to purchase such number of shares of Common Stock as the Holder hereof will designate at the time of such exchange. All Warrants issued on transfers or exchanges will be dated the date hereof and will be identical with this Warrant except as to the number of shares of Common Stock issuable pursuant hereto.

    8. Registration Rights. The Holder of this Warrant will be entitled to the rights, privileges and benefits set forth in the Registration Rights Agreement dated as of the date hereof between the initial Holder of this Warrant and the Corporation. The Warrant is not a Registrable Security under the terms of the Registration Rights Agreement but the Shares subject to the terms of this Warrant are Registrable Securities. It will be a condition to the registration of such Shares that the Holder of this Warrant (or the lead underwriter) exercises this Warrant at or prior to the closing scheduled under the applicable underwriting agreement. Notwithstanding the provisions of Section 7, the Holder may transfer the Warrant to an underwriter in connection with any registered offering provided that such transfer is contingent on the Warrant being exercised by the underwriter at or prior to the closing scheduled under the applicable underwriting agreement.

    9. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Corporation and the Holder.

    10. Governing Law. THIS WARRANT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

    11. Replacement. On receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this warrant and in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory in form and amount to the Corporation or, in the case of mutilation, on surrender and cancellation of this warrant, the Corporation, at its expense, will execute and deliver in lieu of this Warrant a new warrant of like tenor.

    12. Specific Performance. The Holder will have the right to specific performance by the Corporation of the provisions of this Warrant. The Corporation hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Corporation for specific performance of this Warrant by the Holder.

        IN WITNESS WHEREOF, the Corporation has executed and delivered this Warrant as of the date set forth below.


Dated:   May 15, 1998



                         QUEST DIAGNOSTICS INCORPORATED



                         By:______________________
                             Kenneth W. Freeman
                             Chairman, President and Chief Executive Officer


Attest:

_______________________
Leo C. Farrenkopf, Jr.
Secretary

                                    EXHIBIT A


                               SUBSCRIPTION NOTICE

                 [To be executed only upon exercise of Warrant]


                              Cash Exercise Method


    The undersigned registered owner of the attached Warrant irrevocably exercises, by the Cash Exercise Method in accordance with Section 3.4.1 of the Warrant, the attached Warrant for the purchase of ___________ shares of Common Stock, $0.01 par value, of Quest Diagnostics Incorporated and herewith makes payment therefor, to the order of the Corporation in the amount of $________________ as payment of the Warrant Price in accordance with the terms set forth in Section 3.3.1.


                            Non-cash Exercise Method

    The undersigned registered owner of the attached Warrant irrevocably exercises, by the Non-cash Exercise Method in accordance with Section 3.3.2(a) of the Warrant, the attached Warrant in [full] in exchange for a certificate for a number of shares of Common Stock $.01 par value, of Quest Diagnostics Incorporated equal to the result of dividing (i) the product of (a) the number of shares of Common Stock, $0.01 par value, for which this Warrant may be exercised and (b) the Warrant Spread on the Exercise Date, by (ii) the Fair Market Value of a share of Common Stock on the Exercise Date; or

    The undersigned registered owner of the attached Warrant irrevocably exercises, by the Non-cash Exercise Method in accordance with Section 3.3.2(b) of the Warrant, the attached Warrant for the purchase of ______________ shares of Common Stock, $0.01 par value, of Quest Diagnostics Incorporated and herewith delivers that number of shares of Common Stock having an aggregate Fair Market Value equal to the Exercise Price multiplied by the number of Warrant Shares being purchased hereby, as payment of the Warrant Price in accordance with the terms set forth in Section 3.3.2(b) of the Warrant.

                              Issuance Instructions


    The undersigned requests that a certificate for such Common Stock be registered in the name of _________________________________ whose address is _______________________________________________ and that such certificate be delivered to whose address is ________________________. If such number of shares of Common Stock is less than all of the shares of Common Stock which may be purchased upon the exercise of the Warrant, the undersigned hereby requests that a new Warrant representing the remaining balance of this Warrant be registered in the name of _____________________________________________ whose address is
____________________________________and that such Warrant be delivered to
_____________________ whose address is ____________________________.



---------------------------
   Name of Registered Owner

-------------------------------
  Signature of Registered Owner

-------------------------------

-------------------------------
Address

-------------------------------
Federal ID Number

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